Exhibit 23






                       CONSENT OF INDEPENDENT ACCOUNTANTS



Boundless Corporation

We hereby consent to the incorporation by reference in the registration statements of Boundless Corporation on Form S-8 (File Nos. 33-95846, 33-81106 and 33-86896) of our report dated February 28, 1998 (except for Notes 1, 11 and 19 as to which the date is March 26, 1998) on our audits of the consolidated financial statements and schedules of Boundless Corporation and Subsidiaries as of December 31, 1997 and for the year ended December 31, 1997, which report is included in this Annual Report on Form 10-K.





BDO Seidman, LLP



Dallas, Texas
March 27, 1998